Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Moriah Shilton/Kirsten Chapman
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES

FIRST QUARTER 2005 RESULTS

- Total Revenue Grew 113 Percent Compared to First Quarter 2004 -

SAN JOSE, Calif., April 21, 2005 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today its financial results for the quarter ended March 31, 2005.

Highlights: First Quarter 2005 Compared to First Quarter 2004

•	Total revenue was $27.9 million, up 113 percent.

•	Total intellectual property revenue was $24.1 million, up 122 percent.

•	Services revenue was $3.8 million, up 67 percent.

•	Net income was $11.9 million, up 191 percent.

Pro forma net income for the first quarter of 2005 was $17.1 million and pro forma net income per diluted share was $0.36. Pro forma net income is defined as income adjusted for non-cash tax expense and stock-based compensation. Earnings per share for the first quarter 2005 on a GAAP basis were $0.25.

Bruce McWilliams, Tessera’s chairman and chief executive officer, stated, “Our strong first quarter results were driven by the continued adoption of our technologies by the world’s leading semiconductor companies. Our solid performance also reflects our ability to continue to expand our customer base, as evidenced by our new licensing agreement with Fujitsu and our expanded agreement with Samsung. Earlier this month, we also signed an expanded agreement with Hynix, the world’s second largest DRAM manufacturer.”

McWilliams continued, “We continue to execute on all aspects of our business and are committed to driving our growth in the years ahead. To this end, we recently announced the formation of three groups at Tessera: the Advanced Semiconductor Packaging Group, the Emerging Markets & Technologies Group, and the Product Miniaturization Division.”

From time to time, Tessera may enter into litigation to ensure the company is fairly compensated for the use of its technology. On March 1st, Tessera filed a patent infringement suit against Infineon Technologies AG and Micron Technology, Inc., and on April 14th, Tessera amended this suit to include claims for violations of antitrust law and illegal business interference. Tessera is confident in its position and believes that this course of action is important for the company and its shareholders.

“We ended the first quarter with cash and cash equivalents of $127.1 million, compared to $108.3 million at the end of the prior quarter,” said Doug Norby, senior vice president and chief financial officer. “As Tessera remains a healthy and growing business, we are taking proactive steps to protect our patent portfolio. We are projecting litigation expenses to be approximately $1.7 million in the second quarter 2005 and $9.5 million for the full year 2005. We believe our recent legal actions and related expenses are sound, strategic investments that clearly are in the best interest of our shareholders.”

2005 Financial Guidance

Tessera expects second quarter 2005 total revenues to be in the range from $16.5 million to $17.0 million. Expenses, which include cost of revenue, R&D, and SG&A are expected to be in the range of $10.7 million to $11.0 million. The book-tax rate is projected to be 36 percent with cash taxes paid ranging from 3 percent to 4 percent of revenue during this second quarter. Tessera estimates a fully diluted share count, using the treasury method, of approximately 48 million in the second quarter 2005 as compared to approximately 47.7 million in the first quarter of 2005.

Norby continued, “Examination of financial performance in time periods longer than one quarter can be useful as this smooths out variations caused by the timing of new licenses. Using the mid-point of this second quarter guidance range, plus our actual first quarter 2005 results, our revenues for the six-months ended June 30, 2005 are projected to be $44.6 million and our expenses for the same time period are projected to be $20.6 million. As compared to the six-months ended June 30, 2004, this represents a 45 percent growth in revenue while expenses grew by 21 percent.”

For the full year 2005, Tessera expects total revenues to be in the range of $89 million to $91 million. Expenses, which include cost of revenue, R&D, and SG&A are projected to be in the range of $46 million to $47 million. This reflects a $5.5 million increase in litigation expense. The company’s book-tax rate is projected to be 36 percent of pre-tax income with cash taxes paid ranging from 3 percent to 4 percent of revenue for the year as a whole. Diluted share counts for the year as a whole are projected to be 48.2 million.

Conference Call Information

Tessera will host an investor conference call today at 1:30 P.M. Pacific (4:30 P.M. Eastern). The call will be accessible live by dialing 877-866-5534, or 706-679-0753 for international callers, approximately 10 minutes prior to the start of the conference call. A 48-hour replay will be available by dialing 800-642-1687 or 706-645-9291 for international callers. Enter access code 5316303. The call will also be simultaneously webcast and available on Tessera’s web site at http://www.tessera.com and will remain posted on the web site for a period of 90 days.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, include more information about factors that could affect the company’s financial results.

- Tables to Follow -

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues:
Intellectual property revenues	$11,833	$8,896
Other intellectual property revenues	12,310	1,974
Service revenues	3,756	2,251

Total revenues	27,899	13,121

Operating expenses:
Cost of revenues	2,963	1,850
Research and development	1,505	2,221
Selling, general and administrative	5,164	4,212
Stock-based compensation	134	125

Total operating expenses	9,766	8,408

Operating income	18,133	4,713
Other income, net	587	109

Income before taxes	18,720	4,822
Income tax provision	6,777	723

Net income attributable to common stockholders	$11,943	$4,099

Basic and diluted net income per share attributable to common stockholders:
Net income per common share; basic	$0.28	$0.11

Net income per common share; diluted	$0.25	$0.09

Weighted average number of shares used in per share calculations; basic	42,873	38,465

Weighted average number of shares used in per share calculations; diluted	47,689	45,904

(1) Operating expense line item detail excludes stock-based compensation, as follows:

Research and development	$24	$31
Selling, general and administrative	110	94

Total	$134	$125

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA
(in thousands)
(unaudited)
Non-cash income tax expense	$5,035	$723

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(In thousands)

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$127,127	$108,339
Accounts receivable	4,781	3,263
Other current assets	12,087	16,475

Total current assets	143,995	128,077

Property and equipment, net	3,345	2,484
Other assets	9,139	9,121

Total assets	$156,479	$139,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,360	$984
Accrued liabilities	2,942	3,615
Deferred revenue	55	107

Total current liabilities	4,357	4,706

Stockholders’ equity:
Common Stock	43	42
Additional paid-in capital	172,671	167,359
Deferred stock-based compensation	(524)	(414)
Accumulated deficit	(20,068)	(32,011)

Total stockholders’ equity	152,122	134,976

Total liabilities and stockholders’ equity	$156,479	$139,682

TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(In thousands)

(unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004
Pro forma net income	$17,112	$4,947

Less:
Stock-based compensation	134	125
Non-cash income tax expense	5,035	723

Net income, as reported	$11,943	$4,099

Pro forma net income per common share; diluted	$0.36	$0.11

Weighted average number of shares used in per share calculations; diluted	47,689	45,904

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